                                                                               Tribune Company and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME



(In thousands of dollars, except per share data)    Year Ended    Dec. 31, 1995   Dec. 25, 1994   Dec. 26, 1993
---------------------------------------------------------------------------------------------------------------

Operating          Publishing
Revenues              Advertising                                    $1,010,782     $   961,694     $   876,327
                      Circulation                                       249,860         242,993         246,178
                      Other                                              52,125          41,690          40,611
                   --------------------------------------------------------------------------------------------
                          Total                                       1,312,767       1,246,377       1,163,116
                   Broadcasting and Entertainment                       828,806         764,197         727,213
                   Education                                            103,101         102,082          21,209
                   --------------------------------------------------------------------------------------------
                   Total operating revenues                           2,244,674       2,112,656       1,911,538
---------------------------------------------------------------------------------------------------------------
Operating          Cost of sales (exclusive of items shown below)     1,164,609       1,059,306       1,007,902
Expenses           Selling, general and administrative                  553,868         541,350         444,471
                   Depreciation and amortization of intangible assets   120,986         115,375         102,762
                   --------------------------------------------------------------------------------------------
                   Total operating expenses                           1,839,463       1,716,031       1,555,135
---------------------------------------------------------------------------------------------------------------
Operating Profit                                                        405,211         396,625         356,403
Dispositions of subsidiary stock and investment                          14,672               -               -
Interest income                                                          14,465          15,807          15,115
Interest expense                                                        (21,814)        (20,585)        (24,660)
---------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Income Taxes                   412,534         391,847         346,858
Income taxes                                                           (167,076)       (158,698)       (142,212)
---------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                       245,458         233,149         204,646
Income (Loss) from Discontinued Operations of QUNO                       32,707           8,898         (16,040)
---------------------------------------------------------------------------------------------------------------
Net Income                                                              278,165         242,047         188,606
Preferred dividends, net of tax                                         (18,841)        (18,574)        (18,439)
---------------------------------------------------------------------------------------------------------------
Net Income Attributable to Common Shares                             $  259,324      $  223,473      $  170,167
---------------------------------------------------------------------------------------------------------------
Net Income Per Share
    Primary:       Continuing operations                             $     3.50      $     3.19      $     2.80
                   Discontinued operations                                  .50             .13            (.24)
                   --------------------------------------------------------------------------------------------
                   Net income                                        $     4.00      $     3.32      $     2.56
                   --------------------------------------------------------------------------------------------
    Fully Diluted: Continuing operations                             $     3.22      $     2.95      $     2.58
                   Discontinued operations                                  .46             .12            (.22)
                   --------------------------------------------------------------------------------------------
                   Net income                                        $     3.68      $     3.07      $     2.36
                   --------------------------------------------------------------------------------------------

                   See Notes to Consolidated Financial Statements.




                                                                               Tribune Company and Subsidiaries
Consolidated Balance Sheets

Assets            (In thousands of dollars, except share data)                     Dec. 31, 1995  Dec. 25, 1994
---------------------------------------------------------------------------------------------------------------

Current Assets    Cash and short-term investments                                     $   22,899     $   21,824
                  Accounts receivable (less allowances of $30,154 and $33,998)           296,363        313,316
                  Inventories                                                             45,348         33,488
                  Broadcast rights                                                       163,339        155,754
                  Prepaid expenses and other                                              17,651         19,162
                  ---------------------------------------------------------------------------------------------
                  Total current assets                                                   545,600        543,544
---------------------------------------------------------------------------------------------------------------
Investment in and Advances to QUNO (see Note 2)                                          356,925        265,818
---------------------------------------------------------------------------------------------------------------
Properties        Machinery, equipment and furniture                                     886,601        849,188
                  Buildings and land and leasehold improvements                          355,369        361,280
                  ---------------------------------------------------------------------------------------------
                                                                                       1,241,970      1,210,468
                  Accumulated depreciation                                              (725,995)      (675,684)
                  ---------------------------------------------------------------------------------------------
                                                                                         515,975        534,784
                  Land                                                                    55,849         60,984
                  Construction in progress                                                68,922         45,263
                  ---------------------------------------------------------------------------------------------
                  Net properties                                                         640,746        641,031
---------------------------------------------------------------------------------------------------------------
Other Assets      Broadcast rights                                                       194,038        195,535
                  Intangible assets (less accumulated
                   amortization of $197,090 and $182,982)                                795,856        834,596
                  Investments                                                            549,735         96,412
                  Mortgage note receivable from affiliate                                 82,599         83,314
                  Other                                                                  122,756        125,575
                  ---------------------------------------------------------------------------------------------
                  Total other assets                                                   1,744,984      1,335,432
                  ---------------------------------------------------------------------------------------------
                  Total assets                                                        $3,288,255     $2,785,825
                  ---------------------------------------------------------------------------------------------

                  See Notes to Consolidated Financial Statements.



                                                                             Tribune Company and Subsidiaries


Liabilities and Shareholders' Equity                                          Dec. 31, 1995     Dec. 25, 1994
-------------------------------------------------------------------------------------------------------------

Current             Long-term debt due within one year                           $   28,665        $   27,598
Liabilities         Accounts payable                                                112,357           118,642
                    Employee compensation and benefits                              107,755           101,033
                    Contracts payable for broadcast rights                          164,443           145,026
                    Deferred income                                                  43,961            35,766
                    Income taxes                                                      8,401            19,291
                    Accrued liabilities                                              91,571            82,330
                    -----------------------------------------------------------------------------------------
                    Total current liabilities                                       557,153           529,686
-------------------------------------------------------------------------------------------------------------
Long-Term Debt      (less portion due within one year)                              757,437           411,200
-------------------------------------------------------------------------------------------------------------
Other               Deferred income taxes                                           223,756           149,521
Non-Current         Contracts payable for broadcast rights                          225,771           218,102
Liabilities         Compensation and other obligations                              144,229           144,336
                    -----------------------------------------------------------------------------------------
                    Total other non-current liabilities                             593,756           511,959
-------------------------------------------------------------------------------------------------------------
Commitments         (see Note 10)                                                         -                 -
-------------------------------------------------------------------------------------------------------------
Shareholders'       Series B convertible preferred stock (without par value)
Equity                Authorized: 1,600,000 shares
                      Issued and outstanding: 1,471,795 in 1995
                        and 1,502,573 shares in 1994 (liquidation value
                        $220 per share)                                             322,540           329,286
                    Common stock (without par value)
                      Authorized: 400,000,000 shares; 81,771,658 shares issued        1,018             1,018
                    Additional paid-in capital                                      126,796           112,624
                    Retained earnings                                             1,930,380         1,743,417
                    Treasury stock (at cost)
                      19,219,809 shares in 1995 and 15,070,216 shares in 1994      (923,828)         (636,561)
                    Unearned compensation related to ESOP                          (247,281)         (274,101)
                    Cumulative translation adjustment (see Note 2)                  (19,188)          (20,675)
                    Unrealized gain on investments                                  189,472            77,972
                    -----------------------------------------------------------------------------------------
                    Total shareholders' equity                                    1,379,909         1,332,980
                    -----------------------------------------------------------------------------------------
                    Total liabilities and shareholders' equity                   $3,288,255        $2,785,825
                    -----------------------------------------------------------------------------------------





                                                                               Tribune Company and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands of dollars)                                           Dec. 31, 1995  Dec. 25, 1994  Dec. 26, 1993
---------------------------------------------------------------------------------------------------------------

Operations       Net income                                              $278,165       $242,047       $188,606
                 Adjustments to reconcile net income to net cash
                  provided by operations:
                   (Income) loss from discontinued operations
                     of QUNO, net of tax                                  (32,707)        (8,898)        16,040
                   Dispositions of subsidiary stock and investment        (14,672)             -              -
                   Depreciation and amortization of intangible assets     120,986        115,375        102,762
                   (Increase) decrease in working capital items
                     excluding effects from acquisitions:
                     Accounts receivable                                   20,455        (18,999)       (27,311)
                     Inventories, prepaid expenses and other
                        current assets                                    (15,585)          (593)        (4,288)
                     Accounts payable, employee compensation and benefits,
                        deferred income and accrued liabilities            10,678         37,655        (11,166)
                     Income taxes                                         (13,939)       (36,457)        (3,775)
                   Decrease in broadcast rights net of current and
                      long-term contracts payable                          20,998         20,319         28,959
                   Other, net                                              19,288         18,338         12,131
                 ----------------------------------------------------------------------------------------------
                 Net cash provided by operations                          393,667        368,787        301,958
---------------------------------------------------------------------------------------------------------------
Investments      Capital expenditures                                    (117,863)       (91,626)       (75,620)
                 Acquisitions (excluding $18.5 million of
                  stock issued in 1993)                                   (39,817)      (138,477)       (98,918)
                 Investments                                             (271,939)       (24,186)       (45,908)
                 Proceeds from dispositions of subsidiary
                  stock and investment                                     32,729              -              -
                 Proceeds from sale of QUNO stock                               -         94,936              -
                 Repayment of note receivable from QUNO                         -              -        179,846
                 Other, net                                                 4,291        (12,039)       (13,852)
                 ----------------------------------------------------------------------------------------------
                 Net cash used for investments                           (392,599)      (171,392)       (54,452)
---------------------------------------------------------------------------------------------------------------
Financing        Proceeds from issuance of long-term debt                 383,876              -         78,050
                 Repayments of long-term debt                             (12,826)       (77,100)      (283,968)
                 Sale of common stock to employees, net                    40,794         20,410         46,138
                 Purchase of treasury stock                              (314,667)       (49,080)             -
                 Dividends                                                (91,202)       (88,325)       (81,927)
                 Redemption of preferred stock                             (5,968)             -         (4,043)
                 ----------------------------------------------------------------------------------------------
                 Net cash provided by (used for) financing                      7       (194,095)      (245,750)
---------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Short-Term Investments                             1,075          3,300          1,756
                 Cash and short-term investments at the beginning of year  21,824         18,524         16,768
                 ----------------------------------------------------------------------------------------------
                 Cash and short-term investments at the end of year      $ 22,899       $ 21,824       $ 18,524
---------------------------------------------------------------------------------------------------------------
Supplemental     Cash paid for:
Cash Flow          Interest (net of amounts capitalized)                 $ 20,646       $ 20,957       $ 28,015
Information        Income taxes                                          $165,675       $175,965       $121,727
                 ----------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements.


                                                                                                  Tribune Company and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            Common
                              Series B   Stock and                Treasury Stock
                           Convertible  Additional                --------------        Unearned  Cumulative  Unrealized
(In thousands,               Preferred     Paid-In   Retained               Amount  Compensation Translation     Gain on
 except per share data)          Stock Capital (1)   Earnings    Shares  - at cost        (ESOP)  Adjustment Investments     Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 27, 1992  $340,634    $101,463 $1,483,016   (16,292) $(667,668)    $(321,690)   $(23,866)        -    $911,889
----------------------------------------------------------------------------------------------------------------------------------
Net income                                            188,606                                                              188,606
Translation adjustment                                                                                (6,270)               (6,270)
Redemptions of convertible
  preferred stock               (5,102)        228                   20        831                                          (4,043)
Dividends declared
  Common-$.96/share                                   (63,799)                                                             (63,799)
  Preferred-$17.05/share                              (26,104)                                                             (26,104)
Tax benefit on dividends
  paid to the ESOP (2)                                  7,976                                                                7,976
Repayment of ESOP debt                                                                    22,721                            22,721
Shares issued under option
  and stock plans                              908                1,225     50,171                                          51,079
Stock tendered as payment
  for options exercised                                             (92)    (4,941)                                         (4,941)
Shares issued for Contemporary
  Books acquisition                          4,238                  348     14,275                                          18,513
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 26, 1993   335,532     106,837  1,589,695   (14,791)  (607,332)     (298,969)     (30,136)       -   1,095,627
----------------------------------------------------------------------------------------------------------------------------------
Net income                                            242,047                                                              242,047
Translation adjustment (3)                                                                              9,461                9,461
Unrealized gain on investments                                                                                  77,972      77,972
Redemptions of convertible
  preferred stock               (6,246)      1,589                  114      4,657                                               -
Dividends declared
  Common-$1.04/share                                  (69,907)                                                             (69,907)
  Preferred-$17.05/share                              (25,619)                                                             (25,619)
Tax benefit on dividends
  paid to the ESOP (2)                                  7,201                                                                7,201
Repayment of ESOP debt                                                                    24,868                            24,868
Purchase of treasury stock                                         (947)   (49,080)                                        (49,080)
Shares issued under option
  and stock plans                            5,216                  903     36,467                                          41,683
Stock tendered as payment
  for options exercised                                            (349)   (21,273)                                        (21,273)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 25, 1994   329,286     113,642  1,743,417   (15,070)  (636,561)     (274,101)      (20,675)  77,972  1,332,980
----------------------------------------------------------------------------------------------------------------------------------
Net income                                            278,165                                                              278,165
Translation adjustment                                                                                   1,487               1,487
Unrealized gain on investments                                                                                  111,500    111,500
Redemptions of convertible
  preferred stock               (6,746)        171                   14        607                                          (5,968)
Dividends declared
  Common-$1.12/share                                  (72,524)                                                             (72,524)
  Preferred-$17.05/share                              (25,094)                                                             (25,094)
Tax benefit on dividends
  paid to the ESOP (2)                                  6,416                                                                6,416
Repayment of ESOP debt                                                                    26,820                            26,820
Purchase of treasury stock                                       (5,189)  (314,667)                                       (314,667)
Shares issued under option and
  stock plans                               14,001                1,968     86,018                                         100,019
Stock tendered as payment
  for options exercised                                            (943)   (59,225)                                        (59,225)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995  $322,540    $127,814 $1,930,380   (19,220) $(923,828)    $(247,281)    $(19,188) $189,472 $1,379,909
----------------------------------------------------------------------------------------------------------------------------------

(1) Issued shares of common stock totaled 81,771,658 for all dates presented.
(2) Excludes the tax benefit on allocated preferred shares held by the ESOP, which is credited to income tax expense.
(3) Includes a $14.3 million write-off of the cumulative translation adjustment related to the sale of QUNO common stock in April 1994.


See Notes to Consolidated Financial Statements.

                                                Tribune Company and Subsidiaries





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant accounting policies of Tribune Company and subsidiaries (the "Company"), as summarized below, conform with generally accepted accounting principles and reflect practices appropriate to the businesses in which they operate. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Certain prior year amounts have been reclassified to conform with the 1995 presentation.

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

FISCAL YEAR-- The Company's fiscal year ends on the last Sunday in December. Fiscal year 1995 comprised 53 weeks. Fiscal years 1994 and 1993 comprised 52 weeks.

PRINCIPLES OF CONSOLIDATION-- The consolidated financial statements include the accounts of Tribune Company and all majority-owned subsidiaries. Investments comprising 20 to 50 percent of the voting stock of companies and joint ventures are accounted for using the equity method. All other investments are generally accounted for using the cost method. All significant intercompany transactions are eliminated.

SHORT-TERM INVESTMENTS-- Short-term investments are stated at cost, which approximates market value. For purposes of the consolidated statements of cash flows, investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

INVENTORIES-- Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for newsprint and on the first-in, first-out ("FIFO") or average basis for all other inventories.

BROADCAST RIGHTS-- Broadcast rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. The total cost of these rights is recorded as an asset and a liability when the program becomes available for broadcast. Broadcast rights that have limited showings are generally amortized using an accelerated method as programs are aired. Those with unlimited showings are amortized on a straight-line basis over the contract period. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year.

PROPERTIES-- Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the properties' estimated useful lives, ranging from 3 to 40 years.

INTANGIBLE ASSETS-- Intangible assets primarily represent the excess of cost over the fair market value of tangible net assets acquired. The excess cost related to net assets acquired since 1971 is being amortized on a straight-line basis over various periods ranging from 3 to 40 years, with the majority being amortized over 40 years. Intangible assets of $23.5 million related to pre-1971 acquisitions are not being amortized as the Company believes there has been no diminution of value. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted cash flows of the related businesses.

PENSION PLANS-- The Company contributes to pension plans that provide retirement benefits for substantially all employees. These plans are sponsored either by the Company or by unions. Under the Company-sponsored plans, pension benefits are primarily a function of both the years of service and the level of compensation for a specified number of years, depending on the plan. It is the Company's policy to fund at least the minimum for Company-sponsored pension plans as required by ERISA. Contributions made to union-sponsored plans are based upon collective bargaining agreements.

INVESTMENTS-- The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115 in 1994. This standard requires that the Company record investments in debt and equity securities at their fair value, except for debt securities that the Company intends to hold to maturity and equity securities that are accounted for under the equity method or have no readily determinable fair value. All of these investments have been classified as available for sale. The difference between cost and fair value, net of related tax effects, is recorded in a separate component of shareholders' equity. The adoption of this standard had no effect on net income.

NEW ACCOUNTING PRINCIPLES-- In 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement, effective for fiscal year 1996, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company plans to adopt the standard in fiscal year 1996. Management believes that the adoption will not have a material effect on the financial position or the results of operations of the Company.
     In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement, effective for fiscal year 1996, establishes a fair value-based method of accounting for employee stock-based compensation plans and encourages adoption of that method. Companies may, however, continue to apply the method currently prescribed under existing accounting rules, provided certain pro forma disclosures are made. The Company plans to retain the current accounting method and will provide the necessary disclosures in 1996.

NET INCOME PER SHARE-- Primary net income per share is computed by dividing net income attributable to common shares by the weighted average number of common shares outstanding during the period. Fully diluted net income per share is computed based on the assumption that all of the convertible preferred shares are converted into common shares. For purposes of calculating fully diluted net income per share, net income is reduced by the additional Employee Stock Ownership Plan ("ESOP") contribution that would be required for ESOP debt service, and the weighted average number of shares outstanding is increased by
(i) the additional common shares that would be issued upon conversion of the preferred shares based on the stated conversion rate plus any additional common shares that would have to be issued to meet the redemption price guarantee for all preferred shares that have been allocated to participants, and (ii) the effect of stock options. The numbers of common shares used in the computations of primary and fully diluted net income per share were as follows:


(In thousands)                                1995           1994           1993
--------------------------------------------------------------------------------

Primary                                     64,790         67,213         66,371
Fully diluted                               71,506         74,073         73,695


NOTE 2:  DISCONTINUED OPERATIONS (QUNO CORPORATION)
---------------------------------------------------

In December 1995, the Company announced it had agreed to sell all of its holdings in QUNO Corporation as part of QUNO's agreement to merge with Donohue Inc. Donohue will pay approximately C$30.50 per common QUNO share. The transaction is subject to approval by QUNO's stockholders and is scheduled to close in March 1996. Tribune owns approximately 34% of QUNO's common stock plus $138.8 million in convertible debt. Upon conversion of this debt, the Company's ownership of QUNO increases to 53%, or 19.2 million of 36.2 million common shares outstanding. The Company's gross proceeds from the sale will be approximately US$425 million (C$585 million), consisting of US$285 million in cash, US$75 million in short-term notes and US$65 million in Donohue common stock (5.6 million shares valued at C$17 per share). After-tax proceeds will be approximately US$330 million. The Company will record an after-tax gain of approximately $85 million upon completion of the transaction. The exact amount of the proceeds received and the gain recorded will depend on several factors at the date the transaction is consummated, including the U.S./Canadian dollar exchange rate and Donohue's stock price.
     QUNO was a wholly owned subsidiary of the Company until February 1993, when QUNO completed an initial public offering of 9 million shares of common stock. This reduced the Company's ownership to 59% and its voting interest to 49%. At closing, QUNO used the net proceeds of approximately $100 million from the stock offering plus proceeds from a bank financing of $80 million to repay a portion of its intercompany borrowings owed the Company. The Company has accounted for its investment in QUNO using the equity method since 1993. In April 1994, the Company reduced its ownership holdings in QUNO to 34% by selling 5.5 million shares of QUNO common stock. The sale of the shares resulted in an after-tax gain of $13 million, or $.19 per share on a primary basis. The $138.8 million convertible debenture is callable by QUNO after December 27, 1997, matures in 2002 and bears interest at an effective rate of 2.8%.
     The Company's consolidated financial statements have been restated to reflect equity earnings from QUNO, interest income from the QUNO convertible debenture and the 1994 gain on the sale of QUNO common shares, net of income tax, as discontinued operations. Income tax expense related to discontinued operations was $5.1 million in 1995, $28.0 million in 1994 and $1.6 million in 1993.

Summarized financial information for QUNO follows:

(In thousands)                  1995        1994        1993                         Dec. 31, 1995    Dec. 25, 1994
-------------------------------------------------------------------------------------------------------------------

Revenues                    $618,886    $410,756    $386,646   Current assets             $176,133         $130,114
Operating profit (loss)      163,281       6,531     (31,110)  Non-current assets          537,754          439,793
Net income (loss)             99,525      (7,458)    (28,881)  Current liabilities          64,909           58,906
                                                               Non-current liabilities     361,253          320,805

     The financial statements and transactions of QUNO are maintained in its functional currency (Canadian dollars) and translated into U.S. dollars. The translation adjustments are accumulated in a separate component of shareholders' equity and will be eliminated and reported as part of the gain on sale of QUNO. The financial information included herein reflects U.S. accounting principles.
     QUNO manufactures newsprint for sale to the Company's newspapers and other North American and overseas customers. The Company is party to a contract with QUNO expiring in 2007 to supply newsprint based on market prices. Under the contract, the Company has agreed to purchase specified minimum amounts of newsprint each year subject to certain limitations. The specified minimum annual volume is 250,000 metric tons in years 1996 to 1999, 225,000, 200,000 and
175,000 metric tons in years 2000 to 2002, respectively, and 150,000 metric tons in each of years 2003 to 2007. QUNO's sales to the Company's newspapers were $161.4 million in 1995, $112.8 million in 1994 and $127.2 million in 1993, which represented 66%, 67% and 74% of their total newsprint consumption, respectively.

NOTE 3:  CHANGES IN OPERATIONS AND UNUSUAL ITEMS
------------------------------------------------

ACQUISITIONS-- The Company recorded acquisitions totaling $39.8 million in 1995, $138.5 million in 1994 and $117.4 million in 1993. These acquisitions were accounted for as purchases. The intangibles recorded on these acquisitions are being amortized on a straight-line basis over periods from 3 to 40 years. The results of these operations are included in the consolidated statements of income from their respective dates of acquisition.
     In January 1995, the Company acquired RELCON, Inc. for approximately $8 million in cash. RELCON publishes free apartment guides and provides apartment rental referral services to prospective renters. In May 1995, the Company acquired Jamestown Publishers, Inc., a publisher and distributor of supplementary education materials for the elementary and high school market, for approximately $6 million in cash. In August 1995, the Company acquired Everyday Learning Corporation, a publisher of mathematics materials for grades kindergarten through 6, for approximately $25 million in cash.
     In January 1996, the Company acquired Houston television station KHTV for approximately $102 million in cash. The Company has also announced agreements to acquire San Diego television station KTTY for $70.5 million in cash and two education publishers--Educational Publishing Corporation for $200 million in cash and NTC Publishing Group for $82 million in cash. These acquisitions are subject to various regulatory approvals and are expected to close in the first half of 1996. In February 1996, the Company is expected to acquire the remaining minority interest in television station WPHL-Philadelphia for approximately $23 million in cash.
     In February 1994, the Company acquired The Wright Group for $96 million in cash. In April 1994, the Company acquired Boston television station WLVI for

$25 million in cash. In June 1994, the Company acquired Farm Journal Inc. for $17.5 million in cash.
     The Company acquired two Denver radio stations, KOSI-FM and KEZW-AM, in January 1993 for $19.9 million in cash. In July 1993, the Company acquired Contemporary Books, Inc. for $22 million in cash and $18.5 million in common stock. In September 1993, the Company acquired Compton's NewMedia for $57 million in cash.

INVESTMENTS-- In 1995, 1994 and 1993, respectively, the Company invested cash of $271.9 million, $24.2 million and $45.9 million in several companies. The 1995 investments included $150 million in SoftKey International Inc. convertible notes (see below) and $70 million in Qwest Broadcasting LLC, a company formed to acquire and operate television and radio stations.
     The Company's investment in Qwest is composed of a $7 million equity interest (33%) and $63 million in convertible notes. The notes bear interest at 6%, are convertible into an additional 47% interest and may only be converted when and if the Federal Communications Commission regulations permit such conversion. In December 1995, Qwest acquired television stations in Atlanta
(WATL) and New Orleans (WNOL) for approximately $167 million.

DISPOSITIONS-- In December 1995, the Company sold Compton's NewMedia to SoftKey International Inc. for $120.5 million of SoftKey common stock (5.1 million shares, or 16% of common shares outstanding) and a $3 million note. In connection with the Compton's sale, the Company also invested $150 million in SoftKey in exchange for five-year, 5.5% notes, convertible into common stock at $53 per share. The notes were recorded at $100 million, representing their estimated fair value at the time of the transaction. The $50 million difference between fair value and face value will be amortized into interest income over the five-year term of the notes, making the effective interest rate on the notes 15.5%. These transactions resulted in a pretax gain of $6.9 million and an after-tax gain of $4.1 million, or $.06 per share on a primary basis. Compton's operating results included in the consolidated statements of income were operating revenues of $26.4 million, $42.8 million and $13.3 million in 1995, 1994 and 1993, respectively, and operating losses of $12.1 million and $11.0 million in 1995 and 1994 and operating profit of $.8 million in 1993.
     In July 1995, the Company sold Times Advocate Company, a California newspaper subsidiary, for $16 million in cash. The sale resulted in a pretax loss of $7.5 million and an after-tax loss of $4.5 million, or $.07 per share. Times Advocate operating results included in the consolidated statements of income were revenues of $8.5 million, $17.5 million and $16.5 million in 1995, 1994 and 1993, and operating losses of $1.4 million, $3.2 million and $3.1 million in 1995, 1994 and 1993, respectively.
     In March 1995, the Company sold shares of America Online common stock for approximately $17 million. The sale resulted in a pretax gain of $15.3 million and an after-tax gain of $9.1 million, or $.14 per share. The Company currently owns approximately 5% of America Online common stock.

NOTE 4:  INVENTORIES
--------------------

Inventories consisted of the following:

(In thousands)                                   Dec. 31, 1995     Dec. 25, 1994
--------------------------------------------------------------------------------

Finished goods                                         $21,638           $13,893
Supplies                                                11,237            11,935
Newsprint (at LIFO)                                     12,473             7,660
--------------------------------------------------------------------------------
Total inventories                                      $45,348           $33,488
--------------------------------------------------------------------------------

     If newsprint inventories were valued at FIFO cost, such inventories would have been greater by $12.8 million at December 31, 1995, $8.0 million at December 25, 1994 and $9.3 million at December 26, 1993. Finished goods primarily include educational publishing materials.

NOTE 5:  MORTGAGE NOTE RECEIVABLE FROM AFFILIATE
------------------------------------------------

The Company holds a mortgage note resulting from the 1982 sale of a building to a limited partnership in which the Company holds an equity interest. The note is due December 31, 1997, can be prepaid beginning December 31, 1996, and bears interest at 13% plus contingent interest based upon the building's cash flow and appreciation.

NOTE 6:  INVESTMENTS
--------------------

Investments, excluding QUNO, consisted of the following:

(In thousands)                                    Dec. 31, 1995    Dec. 25, 1994
--------------------------------------------------------------------------------

Cost method investments                                $343,345          $90,111
Equity method investments                                31,878            5,164
Debt securities                                         174,512            1,137
--------------------------------------------------------------------------------
Total investments                                      $549,735          $96,412
--------------------------------------------------------------------------------

     For investments recorded at fair value under SFAS No. 115, the aggregate cost basis, net unrealized gain and fair value were as follows:



                                               December 31, 1995                     December 25, 1994
                                     Cost         Unrealized     Fair          Cost     Unrealized       Fair
(In thousands)                       Basis           Gain        Value         Basis       Gain          Value
----------------------------------------------------------------------------------------------------------------

Marketable equity securities        $146,040        $188,716     $334,756     $ 12,370      $62,711     $ 75,081
QUNO debenture                       138,757         121,891      260,648      138,757       65,585      204,342
Debt securities                      174,512               -      174,512        1,137            -        1,137

     The net unrealized gain on marketable equity securities included an unrealized loss on two investments of $4.6 million at December 31, 1995. The difference between cost and fair value, net of related tax effects, is recorded in a separate component of shareholders' equity and amounted to a net gain of $189.5 million at December 31, 1995 and $78 million at December 25, 1994.

NOTE 7:  FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

Estimated fair values and carrying amounts of the Company's financial instruments were as follows:

                                                        December 31, 1995                December 25, 1994
                                                        Fair         Carrying            Fair         Carrying
(In thousands)                                          Value         Amount             Value         Amount
--------------------------------------------------------------------------------------------------------------

Cost method investments:
     Practicable to estimate fair value               $345,620       $340,766         $  87,211      $  87,211
     Not practicable                                         -          2,579                 -          2,900
QUNO debenture                                         260,648        260,648           204,342        204,342
Debt securities                                        174,512        174,512             1,137          1,137
Mortgage note receivable                                89,070         83,313            91,135         83,937
Debt                                                   847,577        786,102           459,453        438,798
Contracts payable for broadcast rights                 349,845        390,214           316,809        363,128

     The following methods and assumptions were used to estimate the fair value of each category of financial instruments.

COST METHOD INVESTMENTS, QUNO DEBENTURE AND DEBT SECURITIES-- Certain of the cost method investments, the QUNO debenture and the debt securities have been recorded at fair value in the consolidated balance sheets (see notes 1 and 6). For investments for which there is no public market, fair value was estimated based on prices recently paid for shares in that company. For several investments, it was not practicable to estimate fair value.

MORTGAGE NOTE RECEIVABLE-- Fair value was estimated using the discounted cash flow method.

DEBT-- Fair value was determined based on quoted market prices for similar issues or on current rates available to the Company for debt of the same remaining maturities and similar terms.

CONTRACTS PAYABLE FOR BROADCAST RIGHTS-- Fair value was estimated using the discounted cash flow method.

NOTE 8:  CONTRACTS PAYABLE FOR BROADCAST RIGHTS
-----------------------------------------------

Contracts payable for broadcast rights are classified as current or long-term liabilities in accordance with the payment terms of the contracts. Required payments under contractual agreements for broadcast rights recorded at December 31, 1995 are: $164.4 million in 1996, $109.0 million in 1997, $67.9 million in
1998, $30.9 million in 1999, $9.3 million in 2000 and $8.7 million thereafter.

NOTE 9:  LONG-TERM DEBT
-----------------------

Long-term debt consisted of the following:

(In thousands)                                                        Dec. 31, 1995             Dec. 25, 1994
-------------------------------------------------------------------------------------------------------------

Promissory notes, weighted average
     interest rates of 5.7% and 5.6%                                       $208,718                 $   4,992
Medium-term notes, weighted average
     interest rates of 6.6% and 7.0%, due 1995-2005                         307,300                   135,800
8.4% guaranteed ESOP notes, due 1995-2003                                   235,648                   259,172
8.19% guaranteed ESOP note, due 1995-1998                                    11,633                    14,929
Other notes and obligations                                                  22,803                    23,905
-------------------------------------------------------------------------------------------------------------
Total debt                                                                  786,102                   438,798
Less portions due within one year                                           (28,665)                  (27,598)
--------------------------------------------------------------------------------------------------------------
Long-term debt                                                             $757,437                  $411,200
-------------------------------------------------------------------------------------------------------------

     In 1990, the Company began offering up to $200 million of its Series B medium-term notes, which have maturities from 2 to 10 years. All of these notes have been issued. In 1995, the Company began offering up to $300 million of its Series C medium-term notes, of which $180 million were issued and outstanding as of December 31, 1995. These notes have maturities from 5 to 10 years and may not be redeemed by the Company prior to maturity. The proceeds from the sale of the notes have been used for general corporate purposes.
     The notes issued by the Company's ESOP are unconditionally guaranteed by the Company as to payment of principal and interest. Therefore, the unpaid balance of these borrowings is reflected in the accompanying consolidated balance sheets as long-term debt. An amount equivalent to the unpaid balance of these borrowings, representing unearned employee compensation, is recorded as a reduction of shareholders' equity.
     Certain debt agreements limit the amount of secured debt the Company can incur without equally and ratably securing additional borrowings under those agreements.
     In 1996, the Company intends to refinance $208.7 million of promissory notes and $10.0 million of Series B medium-term notes scheduled to mature in 1996, and has the ability to do so on a long-term basis through existing revolving credit agreements. Accordingly, these notes were classified as long-term and treated as maturing in fiscal year 1999. The Company has revolving credit agreements with a number of banks in an aggregate amount of $480 million, extending to December 31, 1999, that are fully available to support the issuance of promissory notes. These agreements contain various interest rate options and provide for annual fees based on a percentage of the commitment. Such fees totaled approximately $.5 million in 1995, 1994 and 1993.
     Long-term debt at December 31, 1995 matures as follows: $28.7 million in 1996, $60.4 million in 1997, $34.6 million in 1998, $246.4 million in 1999,
$63.1 million in 2000 and $352.9 million thereafter.

NOTE 10:  COMMITMENTS
---------------------

The Company has entered into commitments for broadcast rights that are not currently available for broadcast and are therefore not included in the financial statements. These commitments totaled $277 million at December 31, 1995. Payments for broadcast rights generally commence when the programs become available for broadcast.
     The Company had commitments totaling $70 million at December 31, 1995 related to the purchase of property, plant and equipment and to talent contracts.
     The Company leases certain equipment and office and production space under various operating leases. Rental expense totaled $24.6 million in 1995, $24.6 million in 1994 and $26.2 million in 1993. Future minimum rental commitments under non-cancelable operating leases are $17.5 million in 1996, $15.3 million in 1997, $14.3 million in 1998, $12.7 million in 1999, $11.6 million in 2000 and
$63.6 million thereafter.
     The Company has guaranteed certain obligations of affiliates totaling $21.2 million at December 31, 1995.

NOTE 11:  CAPITAL STOCK
-----------------------

Under the Company's Restated Certificate of Incorporation, 5 million shares of preferred stock are authorized. In 1989, the Company established a series of 1.6 million shares of Series B Convertible Preferred Stock of which 1.59 million shares were issued to the Company's ESOP. Each share of such preferred stock pays a cumulative dividend of 7.75% annually, has a liquidation value of $220 per share, is convertible into four shares of the Company's common stock and is voted with the common stock with an entitlement to 4.58 votes per preferred share.
     In December 1987, the Company adopted a Share Purchase Rights Plan and declared a distribution of one right on each outstanding share of the Company's common stock. Each right will entitle stockholders to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $150. The rights have no voting rights and are not exercisable until 10 days after the occurrence of certain triggering events, upon which the holders of the rights are entitled to purchase either the common stock of an acquiror or additional common stock of the Company at a discounted price. The rights are redeemable at the option of the Company for $.01 per right. The Company has established a series of 800,000 shares of Series A Junior Participating Preferred Stock in connection with the plan, none of which have been issued.
     The Board from time to time has authorized the repurchase of shares of the Company's common stock in the open market or through private transactions to be used for employee benefit programs and other purposes. In 1995, the Company acquired 5,188,998 shares of its common stock for $314.7 million. In 1994, the Company acquired 946,500 shares for $49.1 million. At December 31, 1995, the Company had authorization to repurchase an additional 4.8 million shares of its common stock.
     There were approximately 4,700 holders of record of the Company's common stock at January 31, 1996.

NOTE 12:  INCENTIVE COMPENSATION AND STOCK PLANS
------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)-- In 1988, the Company established an ESOP as a long-term employee benefit plan to supplement the Company's U.S. employee pension plan. In connection therewith, the ESOP purchased, in 1988 and 1989, approximately 800,000 common shares and 1.59 million Series B convertible preferred shares for an aggregate of $375 million. The ESOP provides for the awarding of shares of the Company's preferred and common stock on a noncontributory basis to eligible non-union employees of the Company. At December 31, 1995, 5.9 million shares of common stock were reserved for issuance in connection with this plan.
     Shares of stock held by the ESOP have been placed with the ESOP Trustee and are allocated to eligible employees annually. These common and preferred shares are allocated in the same proportion that the current year's principal and interest payments bear to the total principal and interest to be paid over the lives of the related borrowings. Each preferred share is convertible into four shares of the Company's common stock. The ESOP Trustee must convert the preferred shares when making distributions to participants upon their withdrawal from the ESOP. If at the time of such conversion, the price of the Company's common stock is below $55 per share, the Company must, at its option, either pay the difference in cash or issue additional common stock. At December 31, 1995, 630,306 allocated preferred shares and 493,068 allocated common shares were held by the ESOP.

     The Company recognizes expense for this plan based upon cash contributions it makes to the ESOP. The ESOP services its debt requirements with amounts received from preferred dividends, common dividends earned on unallocated common shares and Company contributions. The following table summarizes ESOP debt service activity for the three years ended December 31, 1995:





(In thousands)                                  1995          1994          1993
--------------------------------------------------------------------------------

Debt Requirements:
Principal                                    $26,820       $24,868       $22,721
Interest                                      22,927        25,015        26,932
--------------------------------------------------------------------------------
Total                                        $49,747       $49,883       $49,653
--------------------------------------------------------------------------------

Debt Service:
Dividends                                    $25,439       $26,019       $26,548
Company cash contributions                    24,308        23,864        23,105
--------------------------------------------------------------------------------
Total                                        $49,747       $49,883       $49,653
--------------------------------------------------------------------------------

1992 LONG-TERM INCENTIVE PLAN-- In 1992, the 1984 Long-Term Performance Plan was terminated and replaced with the 1992 Long-Term Incentive Plan. The 1992 plan provides for the granting of stock options or various other types of awards to eligible employees. General awards available under this plan, on an annual basis, are equal to nine-tenths of one percent (.009) of the adjusted average number of common shares outstanding used by the Company to calculate fully diluted net income per share for the preceding year, plus shares of stock available for awards in previous years that have not been awarded, and any previously forfeited or expired options. At December 31, 1995 and December 25, 1994, approximately .7 million shares were available for general awards.
     An additional number of shares is available for replacement options. The number of shares available for replacement options each year is generally equal to four-tenths of one percent (.004) of the adjusted average number of common shares outstanding used by the Company to calculate fully diluted net income per share for the preceding year, plus shares of stock available for awards in previous years that have not been awarded, and any previously forfeited or expired replacement options. At December 31, 1995 and December 25, 1994, 3.1 million and 2.3 million shares, respectively, were available for replacement options.
     Under the 1992 plan, only 3 million of the shares available for general awards may be used for certain outright stock awards and other stock-based awards, and only 3 million of the shares may be used for incentive stock options. No such awards have been granted. The option price is the market value of the Company's common stock at the time the option is granted. Options are exercisable not less than six months or more than 11 years after the date the option is granted. At December 31, 1995, 2.5 million options were exercisable.
     A combined summary of stock option activity and prices follows:


(Shares in thousands)                                 1995                         1994                    1993
---------------------------------------------------------------------------------------------------------------

Options Outstanding:
Beginning of year                                    5,045                        4,893                   5,261
Granted                                              1,475                        1,050                     889
Exercised                                           (1,954)                        (832)                 (1,131)
Cancelled                                             (113)                         (66)                   (126)
---------------------------------------------------------------------------------------------------------------
End of year                                          4,453                        5,045                   4,893
---------------------------------------------------------------------------------------------------------------

Prices of Options:
Granted                                   $52 1/4 - 68                 $49 5/8 - 63 1/8        $51 1/8 - 57 7/8
Exercised                                 20 1/16 - 57 3/4              16 7/8 - 57 3/4         16 7/8 - 47 3/8
Outstanding
  at year end                                  30 - 68                 20 1/16 - 63 1/8         16 7/8 - 57 7/8




EMPLOYEE STOCK PURCHASE PLAN-- This plan permits eligible employees to purchase shares of the Company's common stock at 85% of market price. A total of 4 million shares of stock may be sold under the plan. The Company's only expense relating to this plan is for its administration. During 1995, 1994 and 1993, 111,017, 110,925 and 99,809 shares, respectively, were sold to employees under this plan. As of December 31, 1995, a total of 2.2 million shares were available for sale.

SAVINGS INCENTIVE PLAN-- The Company maintains various qualified Savings Incentive Plans, which permit eligible employees to make voluntary contributions on a pretax basis. The plans provide for uniform employer contributions to eligible employees of $.25 for each $1.00 contributed by participants up to 4% of the participants' compensation. These plans allow participants to invest their savings in various investments including the Company's common stock. Company contributions to these plans for 1995, 1994 and 1993 were $2.6 million, $2.3 million and $2.1 million, respectively. The Company had 400,000 shares of common stock reserved for possible issuance under these plans at December 31, 1995.

NOTE 13:  EMPLOYEE PENSION PLANS
--------------------------------

The Company amended its Company-sponsored pension plans, effective January 1989, for employees not covered by a collective bargaining agreement. The amendments were made in connection with the establishment of the Company's ESOP and to comply with the provisions of the Tax Reform Act of 1986. These pension plans will continue to provide substantially the same pension benefits as under the pre-amended plans until December 1998. After that date, the plans provide that the pension benefit credits will be frozen in terms of pay and service.
     Net pension expense (credit) for Company-sponsored plans in 1995, 1994 and 1993 included the following components:

(In thousands)                                                          1995              1994             1993
---------------------------------------------------------------------------------------------------------------

Benefits earned during the period (service costs)                   $  8,256        $    9,038        $   8,000
Interest cost on projected benefit obligation                         20,302            17,912           17,900
Recognized return on plan assets                                     (27,857)          (27,424)         (27,151)
Amortization, net                                                       (531)             (380)            (511)
---------------------------------------------------------------------------------------------------------------
Net pension expense (credit)                                        $    170        $     (854)       $  (1,762)
---------------------------------------------------------------------------------------------------------------

     Actual returns on plan assets were a gain of $57.9 million in 1995, a loss of $2.0 million in 1994 and a gain of $37.1 million in 1993.
     The following table sets forth the funded status of the Company-sponsored pension plans as of year-end 1995 and 1994:

(In thousands)                                                            Dec. 31, 1995          Dec. 25, 1994
--------------------------------------------------------------------------------------------------------------

Plans' assets at fair value                                                    $324,860               $281,515
Actuarial present value of benefit obligations:
     Vested benefits                                                            288,086                229,019
     Non-vested benefits                                                         10,872                  9,024
--------------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                             298,958                238,043
     Projected future salary increases                                            8,324                 12,917
--------------------------------------------------------------------------------------------------------------
     Projected benefit obligation                                               307,282                250,960
--------------------------------------------------------------------------------------------------------------
Plans' assets in excess of projected benefit obligation                          17,578                 30,555
Unrecognized net asset at transition
     being amortized through 2003                                               (12,120)               (13,686)
Unrecognized net loss due to actual experience
     varying from actuarial assumptions                                          27,941                 15,717
Unrecognized prior service costs                                                    131                    906
--------------------------------------------------------------------------------------------------------------
Pension asset recognized in the consolidated balance sheets                    $ 33,530               $ 33,492
--------------------------------------------------------------------------------------------------------------

     The plans' assets consist primarily of listed common stocks and bonds, including 225,725 shares of the Company's common stock having an aggregate market value of $13.8 million at December 31, 1995. In determining the projected benefit obligation for the plans, the weighted average assumed discount rate used was 7.25% in 1995 and 8.5% in 1994, while the assumed average rate of increase in future salary levels was 4.5% for 1995 and 5.0% for 1994. The weighted average expected long-term rate of return on assets used in determining net pension expense or credit was 9.5% in 1995, 9.75% in 1994, and 10% in 1993. Total pension expense for union-sponsored pension plans was $5.6 million in 1995, $5.8 million in 1994 and $4.9 million in 1993. The Company's portion of assets and liabilities for multi-employer union pension plans is not determinable.

NOTE 14:  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
-----------------------------------------------------

The Company provides postretirement health care and life insurance benefits to eligible employees under a variety of plans. Employees become eligible for these benefits if they meet age and service requirements. Effective January 1991, the Company provides a fixed medical contribution to participants who retire between the age of 55 to 65 and have 10 or more years of service. Medical coverage for these participants ends when they reach age 65. Retirees are also eligible for life insurance benefits, which are primarily a function of both the years of service and the level of compensation at retirement. The cost of postretirement medical and life benefits is accrued over the active service periods of employees to the date they attain full eligibility for such benefits. It is the Company's policy to fund postretirement benefits as claims are incurred.
     Postretirement benefit cost for 1995, 1994 and 1993 included the following components:

(In thousands)                                                           1995            1994           1993
------------------------------------------------------------------------------------------------------------

Service cost of benefits earned during the year                        $  222          $  350         $  288
Interest cost on accumulated postretirement
     benefit obligation ("APBO")                                        3,437           3,069          3,159
------------------------------------------------------------------------------------------------------------
Postretirement benefit cost                                            $3,659          $3,419         $3,447
------------------------------------------------------------------------------------------------------------

     The plans' APBO and the Company's postretirement liability were as follows:

(In thousands)                                                            Dec. 31, 1995          Dec. 25, 1994
--------------------------------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
     Retirees                                                                   $42,705                $35,079
     Active participants, fully eligible                                          1,405                  2,158
     Active participants, not eligible                                            2,649                  3,489
--------------------------------------------------------------------------------------------------------------
APBO                                                                             46,759                 40,726
Unrecognized net gain (loss) due to actual experience
     varying from actuarial assumptions                                          (3,699)                 2,774
--------------------------------------------------------------------------------------------------------------
Postretirement benefit liability                                                $43,060                $43,500
--------------------------------------------------------------------------------------------------------------

     In determining the APBO, the weighted average assumed discount rate used was 7.25% in 1995 and 8.5% in 1994. Increases of 10.0% in the cost of covered health care benefits were assumed for fiscal 1996. These rates were assumed to decrease ratably to 7.0% after six years and remain at that level thereafter. The effect of a one percentage point increase in the assumed health care cost trend rate for each future year would increase the total APBO at year-end 1995 by $3.3 million and the 1995 net benefit cost by $.2 million.

NOTE 15:  CONTINGENCIES AND LEGAL PROCEEDINGS
---------------------------------------------

The Company and its subsidiaries are defendants from time to time in actions for libel and other matters arising out of their business operations. In addition, the Company and its subsidiaries are involved from time to time as parties in various regulatory, environmental and other proceedings with governmental authorities and administrative agencies.
     The State of Florida Department of Environmental Protection ("DEP") and the Company's subsidiary, Sentinel Communications Company (the "Sentinel"), have entered into a consent decree under which the Sentinel will assist the DEP in remediating certain trichloroethene groundwater contamination in downtown Orlando, Florida. The Company currently estimates that the Sentinel's share of the remediation costs will not be material and has provided for the costs in the Company's consolidated financial statements.
     The Company does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its consolidated financial position or results of operations.

NOTE 16:  INCOME TAXES
----------------------

The following is a reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes from continuing operations reported in the consolidated statements of income:

(In thousands)                                                                1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Income from continuing operations before income taxes                     $412,534       $391,847       $346,858
----------------------------------------------------------------------------------------------------------------

Federal income taxes at 35%                                               $144,387       $137,146       $121,400
State and local income taxes, net of federal tax                            24,344         24,000         18,502
Other                                                                       (1,655)        (2,448)         2,310
----------------------------------------------------------------------------------------------------------------
Income taxes reported                                                     $167,076       $158,698       $142,212
Effective tax rate                                                           40.5%          40.5%          41.0%
----------------------------------------------------------------------------------------------------------------

     Components of income tax expense charged to income from continuing operations were as follows:

(In thousands)                                                           1995             1994             1993
---------------------------------------------------------------------------------------------------------------


Currently payable:        U.S. federal                               $137,420         $135,145         $104,446
                          State and local                              37,389           37,390           28,307
---------------------------------------------------------------------------------------------------------------
                                                                      174,809          172,535          132,753
---------------------------------------------------------------------------------------------------------------
Deferred:                 U.S. federal                                 (7,617)         (10,380)           9,517
                          State and local                                (116)          (3,457)             (58)
---------------------------------------------------------------------------------------------------------------
                                                                       (7,733)         (13,837)           9,459
---------------------------------------------------------------------------------------------------------------
Total                                                                $167,076         $158,698         $142,212
---------------------------------------------------------------------------------------------------------------

     Significant components of the Company's net deferred tax liabilities were as follows:

(In thousands)                                                                 Dec. 31, 1995      Dec. 25, 1994
---------------------------------------------------------------------------------------------------------------

Net properties                                                                      $ 87,956           $ 93,229
Net intangible assets                                                                 58,483             61,113
Pensions                                                                               9,226             12,483
Unrealized gain on investments (excluding QUNO debenture)                             74,024             24,598
Investment in QUNO                                                                    59,792             36,013
Investment in nonconsolidated subsidiaries                                            12,146              5,422
Other future taxable items                                                             7,102             12,288
---------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                       308,729            245,146
---------------------------------------------------------------------------------------------------------------
Broadcast rights                                                                     (20,211)           (27,250)
Postretirement and postemployment benefits
     other than pensions                                                             (19,646)           (19,461)
Deferred compensation                                                                (26,733)           (26,241)
Disposition of New York Daily News                                                    (6,448)            (7,645)
Other accrued liabilities                                                            (23,486)           (19,817)
Accrued employee compensation                                                        (13,626)           (14,122)
Federal benefit on deferred state taxes                                              (16,952)           (14,748)
Accounts receivable                                                                  (11,822)           (10,275)
Other future deductible items                                                         (7,199)           (10,442)
----------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                           (146,123)          (150,001)
----------------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                          $162,606           $ 95,145
----------------------------------------------------------------------------------------------------------------

NOTE 17:  SEGMENT INFORMATION
-----------------------------

Tribune Company is an information, entertainment and education company comprising three business segments. As of December 31, 1995, the Company's publishing segment consisted of four daily newspapers and other related publications and services. The newspapers are the Chicago Tribune, the Fort Lauderdale-based Sun-Sentinel, The Orlando Sentinel and the Newport News-based Daily Press. The Company's broadcasting operations consisted of independent television stations in New York, Los Angeles, Chicago, Philadelphia, Boston and Denver, an ABC television affiliate in New Orleans, a CBS television affiliate in Atlanta and five radio stations. The independent television stations are also affiliated with The Warner Bros. Television Network. In entertainment, the Company owns the Chicago Cubs baseball team, produces and syndicates television programming and has interests in cable programming. The Company's education segment (previously referred to as "new media/education") consisted of Contemporary Books, The Wright Group and Everyday Learning, educational and reference publishing operations. In 1995, the Company sold Times Advocate Company, its California newspaper subsidiary, and Compton's NewMedia, a computer software company (see note 3). Financial data for each of the Company's business segments is presented on the following page.
     In determining operating profit for each segment, none of the following items have been added or deducted: interest income and expense, nonoperating gains and losses or income taxes. Assets represent those identifiable tangible and intangible assets used in the operations of each segment. The Company's cost of sales by business segment was as follows:


(In thousands)                                                1995                  1994                  1993
--------------------------------------------------------------------------------------------------------------

Publishing                                              $  679,037            $  608,327            $  589,097
Broadcasting and Entertainment                             451,749               412,704               410,007
Education                                                   33,823                38,275                 8,798
--------------------------------------------------------------------------------------------------------------
Total cost of sales                                     $1,164,609            $1,059,306            $1,007,902
--------------------------------------------------------------------------------------------------------------



                                                                              Tribune Company and Subsidiaires
Business Segments


(In thousands of dollars)                                             1995                1994            1993
--------------------------------------------------------------------------------------------------------------

Operating             Publishing                                $1,312,767          $1,246,377      $1,163,116
Revenues              Broadcasting and Entertainment               828,806             764,197         727,213
                      Education                                    103,101             102,082          21,209
                      ----------------------------------------------------------------------------------------
                      Total operating revenues                  $2,244,674          $2,112,656      $1,911,538
--------------------------------------------------------------------------------------------------------------
Operating             Publishing                                $  270,143          $  287,590      $  253,050
Profit                Broadcasting and Entertainment               160,616             132,413         125,684
                      Education                                      4,586               2,829           2,071
                      Corporate expenses                           (30,134)            (26,207)        (24,402)
                      ----------------------------------------------------------------------------------------
                      Total operating profit                    $  405,211          $  396,625      $  356,403
--------------------------------------------------------------------------------------------------------------
Depreciation          Publishing                                $   68,123          $   66,639      $   60,689
                      Broadcasting and Entertainment                21,384              18,891          19,515
                      Education                                      2,818               1,554             242
                      Corporate                                      1,048               1,575             643
                      ----------------------------------------------------------------------------------------
                      Total depreciation                        $   93,373          $   88,659      $   81,089
--------------------------------------------------------------------------------------------------------------
Amortization of       Publishing                                $    5,675          $    4,990      $    4,858
Intangible Assets     Broadcasting and Entertainment                16,188              16,216          15,688
                      Education                                      5,750               5,510           1,127
                      ----------------------------------------------------------------------------------------
                      Total amortization of intangible assets   $   27,613          $   26,716      $   21,673
--------------------------------------------------------------------------------------------------------------
Capital               Publishing                                $   65,676          $   51,205      $   50,647
Expenditures          Broadcasting and Entertainment                38,025              21,041          18,782
                      Education                                      4,883               4,905             721
                      Corporate                                      9,279              14,475           5,470
                      ----------------------------------------------------------------------------------------
                      Total capital expenditures                $  117,863          $   91,626      $   75,620
--------------------------------------------------------------------------------------------------------------
Assets                Publishing                                $  693,853          $  757,889      $  880,384
                      Broadcasting and Entertainment             1,405,213           1,321,768       1,155,331
                      Education                                    211,510             210,445         107,964
                      Corporate                                    977,679             495,723         392,731
                      ----------------------------------------------------------------------------------------
                      Total assets                              $3,288,255          $2,785,825      $2,536,410
                      ----------------------------------------------------------------------------------------


Report of Independent Accountants
---------------------------------

To the Board of Directors and Stockholders of Tribune Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Tribune Company and its subsidiaries at December 31, 1995 and December 25, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
------------------------
Chicago, Illinois
January 31, 1996

Quarterly Results (Unaudited)

                                                                                           Tribune Company and Subsidiaries


        (In thousands of dollars,                                                    Quarters
1995     except per share data)                         First          Second          Third          Fourth          Total
---------------------------------------------------------------------------------------------------------------------------

Operating         Publishing                     $    323,547     $   327,787     $  304,686      $  356,747     $1,312,767
Revenues (1)      Broadcasting and Entertainment      176,432         220,910        217,031         214,433        828,806
                  Education                            21,427          28,521         30,527          22,626        103,101
                  ---------------------------------------------------------------------------------------------------------
                  Total operating revenues       $    521,406     $   577,218     $  552,244      $  593,806     $2,244,674
---------------------------------------------------------------------------------------------------------------------------
Operating         Publishing                     $     70,805     $    74,991     $   52,186      $   72,161     $  270,143
Profit            Broadcasting and Entertainment       28,724          53,024         35,058          43,810        160,616
                  Education                              (356)          3,862          3,215          (2,135)         4,586
                  Corporate expenses                   (7,139)         (7,366)        (7,336)         (8,293)       (30,134)
                  ---------------------------------------------------------------------------------------------------------
                  Total operating profit               92,034         124,511         83,123         105,543        405,211
---------------------------------------------------------------------------------------------------------------------------
Dispositions of subsidiary stock and investment (2)    15,272               -         (7,500)          6,900         14,672
Net interest expense                                     (923)         (1,438)        (1,553)         (3,435)        (7,349)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Income Taxes 106,383         123,073         74,070         109,008        412,534
Income taxes                                          (43,085)        (49,845)       (29,998)        (44,148)      (167,076)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                      63,298          73,228         44,072          64,860        245,458
Income from Discontinued Operations of QUNO (3)         4,665           8,899         11,828           7,315         32,707
---------------------------------------------------------------------------------------------------------------------------
Net Income                                             67,963          82,127         55,900          72,175        278,165
Preferred dividends, net of tax                        (4,621)         (4,622)        (4,622)         (4,976)       (18,841)
---------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Common Shares         $     63,342     $    77,505     $   51,278      $   67,199     $  259,324
---------------------------------------------------------------------------------------------------------------------------
Net Income Per Share (4)
    Primary:      Continuing operations          $        .89     $      1.05     $      .61      $      .94     $     3.50
                  Discontinued operations                 .07             .14            .18             .12            .50
                  ---------------------------------------------------------------------------------------------------------
                  Net income                     $        .96     $      1.19     $      .79      $     1.06     $     4.00
---------------------------------------------------------------------------------------------------------------------------
    Fully Diluted:Continuing operations          $        .82     $       .97     $      .56      $      .87     $     3.22
                  Discontinued operations                 .07             .12            .17             .10            .46
                  ---------------------------------------------------------------------------------------------------------
                  Net income                     $        .89     $      1.09     $      .73      $      .97     $     3.68
---------------------------------------------------------------------------------------------------------------------------
Common Dividends Per Share                       $        .28     $       .28     $      .28      $      .28     $     1.12
---------------------------------------------------------------------------------------------------------------------------
Common Stock Price (High-Low)                    $56 1/8-50 3/4   $60 3/4-53 3/4  $68 1/4-59 3/4  $68 7/8-59 5/8
----------------------------------------------------------------------------------------------------------------


Notes to Quarterly Results:

(1) Revenues have been restated to conform to revised financial statement presentation. The restatement had no effect on net income.
(2) In March 1995, shares of America Online common stock were sold, which resulted in a pretax gain of $15.3 million, or $9.1 million after taxes ($.14 per share on a primary basis). In July 1995, Times Advocate Company was sold, which resulted in a pretax loss of $7.5 million, or $4.5 million after taxes ($.07 per share). In December 1995, Compton's NewMedia was sold, which resulted in a pretax gain of $6.9 million, or $4.1 million after taxes ($.06 per share).
(3) In December 1995, the Company announced it had agreed to sell its holdings in QUNO as part of QUNO's planned merger with Donohue Inc. The financial statements have been restated to reflect the Company's equity earnings from QUNO and the interest income on the QUNO convertible debenture, net of tax, as discontinued operations.
(4) Quarterly and full year net income per share amounts are calculated independently based on the weighted average number of common shares applicable for each period.
(5) In April 1994, the Company sold 5.5 million shares of QUNO common stock, which resulted in an after-tax gain of approximately $13 million, or $.19 per share on a primary basis.

Quarterly Results (Unaudited)


                                                                                           Tribune Company and Subsidiaries


        (In thousands of dollars,                                                   Quarters
1994     except per share data)                       First           Second           Third           Fourth         Total
---------------------------------------------------------------------------------------------------------------------------
Operating         Publishing                       $303,949        $ 310,919      $  296,464       $  335,045    $1,246,377
Revenues (1)      Broadcasting and Entertainment    146,948          223,085         179,986          214,178       764,197
                  Education                          19,203           27,941          25,116           29,822       102,082
                  ---------------------------------------------------------------------------------------------------------
                  Total operating revenues         $470,100        $ 561,945      $  501,566       $  579,045    $2,112,656
---------------------------------------------------------------------------------------------------------------------------
Operating         Publishing                       $ 69,237        $  76,325      $   60,354       $   81,674     $ 287,590
Profit            Broadcasting and Entertainment     20,375           50,247          23,699           38,092       132,413
                  Education                           1,330            2,631          (5,311)           4,179         2,829
                  Corporate expenses                 (6,340)          (6,418)         (6,813)          (6,636)      (26,207)
                  ---------------------------------------------------------------------------------------------------------
                  Total operating profit             84,602          122,785          71,929          117,309       396,625
---------------------------------------------------------------------------------------------------------------------------
Net interest expense                                 (2,207)            (949)           (508)          (1,114)       (4,778)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
    Before Income Taxes                              82,395          121,836          71,421          116,195       391,847
Income taxes                                        (33,782)         (49,746)        (28,111)         (47,059)     (158,698)
---------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                    48,613           72,090          43,310           69,136       233,149
Income from Discontinued Operations of QUNO (3)(5)   (8,544)          12,942           4,517              (17)        8,898
---------------------------------------------------------------------------------------------------------------------------
Net Income                                           40,069           85,032          47,827           69,119       242,047
Preferred dividends, net of tax                      (4,644)          (4,643)         (4,644)          (4,643)      (18,574)
---------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Common Shares           $ 35,425        $  80,389      $   43,183       $   64,476     $ 223,473
---------------------------------------------------------------------------------------------------------------------------
Net Income Per Share (4)
    Primary:      Continuing operations            $    .66        $    1.00      $      .57       $      .96     $    3.19
                  Discontinued operations              (.13)             .19             .07                -           .13
                  ---------------------------------------------------------------------------------------------------------
                  Net income                       $    .53        $    1.19      $      .64       $      .96     $    3.32
                  ---------------------------------------------------------------------------------------------------------
    Fully Diluted:Continuing operations            $    .61        $     .92      $      .54       $      .89     $    2.95
                  Discontinued operations              (.12)             .17             .06                -           .12
                  ---------------------------------------------------------------------------------------------------------
                  Net income                       $    .49        $    1.09      $      .60       $      .89     $    3.07
---------------------------------------------------------------------------------------------------------------------------
Common Dividends Per Share                         $    .26        $     .26      $      .26       $      .26     $    1.04
---------------------------------------------------------------------------------------------------------------------------
Common Stock Price (High-Low)                      $61 7/8 -55     $64 1/2 -54    $56 5/8 -50 1/4  $56 1/8 -48 7/8
------------------------------------------------------------------------------------------------------------------

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE



To the Board of Directors of Tribune Company

Our audits of the consolidated financial statements referred to in our report dated January 31, 1996 appearing in this Current Report on Form 8-K also included an audit of the Financial Statement Schedule listed in Item 7 of this Current Report on Form 8-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/s/ Price Waterhouse LLP
------------------------

PRICE WATERHOUSE LLP

Chicago, Illinois
January 31, 1996


                                                                                                                SCHEDULE II

                                             TRIBUNE COMPANY AND SUBSIDIARIES

                                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                 (In thousands of dollars)

---------------------------------------------------------------------------------------------------------------------------

                                                                                  Additions
                                                                  Balance at     Charged to                         Balance
                                                                   Beginning      Costs and                       at End of
         Description                                               of Period       Expenses    Deductions            Period
------------------------------------------------------------      ----------     ----------    ----------         ---------
Valuation accounts deducted from assets to which they apply:


Year ended December 31, 1995
     Allowance for doubtful accounts:
             Bad debts..........................................   $ 24,464       $ 19,745       $ 21,131          $ 23,078
             Rebates, volume discounts and other................      9,534         27,754         30,212             7,076
                                                                   --------       --------       --------          --------
                      Total.....................................   $ 33,998       $ 47,499       $ 51,343 (1)      $ 30,154
                                                                   ========       ========       ========          ========

Year ended December 25, 1994
     Allowance for doubtful accounts:
             Bad debts..........................................   $ 17,589       $ 18,024       $ 11,149          $ 24,464
             Rebates, volume discounts and other................      7,843         18,284         16,593             9,534
                                                                   --------       --------       --------         ---------
                      Total.....................................   $ 25,432       $ 36,308       $ 27,742          $ 33,998
                                                                   ========       ========       ========          ========

Year ended December 26, 1993
     Allowance for doubtful accounts:
             Bad debts..........................................   $ 19,329       $ 12,932       $ 14,672 (1)      $ 17,589
             Rebates, volume discounts and other................      4,082         19,460         15,699             7,843
                                                                   --------       --------       --------         ---------
                      Total.....................................   $ 23,411       $ 32,392       $ 30,371          $ 25,432
                                                                   ========       ========       ========          ========






(1) For 1995, $9,389 represents deductions pertaining to Compton's New Media and Times Advocate Company, sold in 1995. For 1993, $4,612 represents deductions pertaining to QUNO Corporation. As a result of an initial public offering by QUNO in February 1993, QUNO's balance sheet was no longer consolidated in the Company's financial statements.




--------------------------------------------------------------------------------------------------------------------------
                                      -23-